Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

GEORGE BABICH, JR. ELECTED PRESIDENT AND CHIEF EXECUTIVE OFFICER
OF CHECKPOINT SYSTEMS, INC.

Thorofare, New Jersey, February 4, 2013 – Checkpoint Systems, Inc. (NYSE: CKP) announced today that the Company’s Board of Directors elected George Babich, Jr. to the position of President and Chief Executive Officer, effective immediately. Mr. Babich, age 60, served as interim President and Chief Executive Officer of Checkpoint since May 2012.

Mr. Babich has been a member of Checkpoint’s Board of Directors since 2006 and will continue to serve as a director. He is a respected business leader with more than 30 years of financial, business operations, and strategic planning experience in the retail, consumer products, manufacturing, and service sectors. From 2004 to 2005, he was President of Pep Boys — Manny, Moe & Jack, and Chief Financial Officer and President from 2002 to 2004. His experience also includes senior financial management positions at Pepsico Inc., Ford Motor Company, and The Franklin Mint. He is a member of the Board of Directors of Teleflex Incorporated (NYSE: TFX).

Bill Antle, Chairman of the Board of Checkpoint, said, “I am delighted that George has agreed to remain in a permanent capacity as President and Chief Executive Officer. When he stepped into the interim role last May, George faced a difficult set of circumstances with persistent economic uncertainty, volatile retail markets and internal problems weighing heavily on Checkpoint’s performance. Since that time, much has been accomplished. Checkpoint’s strategic direction has been redefined, its organization right-sized to match present economic conditions, and a rigorous series of programs put in place to cut costs and improve performance. Throughout the past nine months, George’s turnaround experience and astute leadership were invaluable.”

During Mr. Babich’s interim leadership, Checkpoint adjusted its business strategy, broadening its value proposition as a shrink management company to be a provider of inventory management solutions that give retailers insight into the availability of merchandise in their stores. In conjunction with this strategic shift, the Company identified a set of sweeping measures to right-size its global operations, cut costs, reduce working capital and increase revenue. Project LEAN, a new plan designed to quickly improve profitability, was launched in the second quarter of 2012. The plan is expected to generate annual savings of $35 million in 2013 in addition to $67 million in savings from the Company’s previously disclosed SG&A Restructuring Plan while positioning the company for sustained revenue growth.

Mr. Babich commented, “I welcome this permanent appointment to serve as Checkpoint’s President and CEO and I am excited to continue the transformation we began in May. Since the day I began in my interim role, I was impressed by the collective efforts of all our employees who are helping to build a strong, thriving and profitable business. Their hard work and commitment is inspiring and I look forward to a bright future for Checkpoint.”

Mr. Antle concluded, “The Board agreed that George is the right leader for the job. From the onset, he began to articulate to employees that important changes were needed to deliver acceptable, sustainable growth for the Company’s shareholders. Today, George and his senior leadership team are moving forward with an intense focus to deliver the kind of results shareholders expect and deserve.”

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon more than 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.